Exhibit 99.1

SECTION 13(r) DISCLOSURE

International Business Machines Corporation, which was, during the quarterly period ended September 30, 2021, an affiliate of Kyndryl Holdings, Inc. (“Kyndryl”), filed the disclosure reproduced below with the Securities and Exchange Commission with respect to the quarterly period ended September 30, 2021 in accordance with Section 13(r) of the Securities Exchange Act of 1934, as amended. Kyndryl did not independently verify or participate in the preparation of the disclosure reproduced below.

International Business Machines Corporation included the following disclosure in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021:

“Disclosure pursuant to Section 13(r) of the Securities Exchange Act of 1934

On March 2, 2021, the U.S. government designated the Russian Federal Security Service (FSB) as a blocked party under Executive Order 13382. On the same day, the U.S. Department of the Treasury’s Office of Foreign Assets Control issued Cyber-related General License 1B “Authorizing Certain Transactions with the Federal Security Service” (GL 1B), which generally authorizes U.S. companies to engage in certain licensing, permitting, certification, notification and related transactions with the FSB to the extent such activities are required for the importation, distribution or use of information technology products in the Russian Federation, though the fact of such activities are now to be disclosed under the Securities Exchange Act of 1934 in companies’ periodic filings.

During the quarter ended September 30, 2021, as permitted under GL 1B, IBM filed notifications with the FSB as required in connection with the importation and distribution of our products in the Russian Federation. No payments were issued or received, and no gross revenue or net profits were generated in connection with these filing activities. IBM and its subsidiaries do not sell products or provide services to the FSB. To the extent permitted by applicable law, IBM and its subsidiaries expect to continue to file notifications with the FSB and may apply for import licenses and permits from the FSB in connection the importation and distribution of our products in the Russian Federation.”